Exhibit 99.1

CDT Announces Change to Fourth Quarter and Fiscal Year 2003 Results

Pittsburgh, PA, October 29, 2003 – Cable Design Technologies (NYSE:CDT) today filed a Form 10-K with the Securities and Exchange Commission for the fiscal year ended July 31, 2003. Subsequent to the press release dated October 2, 2003, detailing fourth quarter and fiscal 2003 financial and operational results, the Company recorded a non-cash adjustment of approximately $1.0 million to its accounting for Minority Interest in Earnings of Subsidiaries, which negatively affected fourth quarter 2003 and fiscal year 2003 results by $0.02 per diluted share. The effects of this item on future periods will not be significant. Net loss from continuing operations for the fourth quarter 2003 was $1.7 million, or $0.04 per diluted share.

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